EXHIBIT 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact: Michael Sheehan or Greg Johnson

(305) 539-6572 or(305) 539-6153

For Immediate Release

ROYAL CARIBBEAN CRUISES LTD. ANNOUNCES SECOND QUARTER EARNINGS AND MAJOR COST SAVINGS INITIATIVES

MIAMI – July 21, 2008 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL).

Key Highlights

•	Second Quarter Net Income of $84.7 million, or $0.40 per share.
•	Cost savings program expected to save approximately $125 million annually.
•	Revenue environment remains solid:
-	Net Yields expected to be up 3% to 4 % for the full year.
-	Full year 2008 results in line with original expectations except for fuel.
-	2009 load factors and pricing ahead of same time last year.
•	At current fuel prices, full year 2008 earnings per share expected to be $2.55 to $2.65, including estimated restructuring-related expenses of $15 million, or $0.07 per share.

Royal Caribbean Cruises Ltd. today announced net income for the second quarter 2008 of $84.7 million, or $0.40 per share, compared to a net income of $128.7 million, or $0.60 per share, for the second quarter 2007. Net Income for the first six months was $160.3 million or $0.75 per share, compared to net income of $137.6 million, or $0.64 per share, for the same period last year.

Second Quarter Highlights

Key metrics for the second quarter 2008, as compared to the second quarter 2007, were as follows:

•	Net Yields improved 1.0%.
•	Net Cruise Costs per APCD increased 6.7%.
•	Net Cruise Costs excluding fuel, per APCD increased 2.0%.
•	Fuel prices increased 55%, while fuel costs per APCD increased at a lower rate of 31%, due mainly to fuel initiatives and hedging.

The improvement in Net Yields was consistent with previous guidance for the company’s Royal Caribbean International, Celebrity Cruises and Azamara Cruises brands. Net Yields were somewhat weaker than expected for the company’s Spanish brand, Pullmantur Cruises, the effect of which was offset by lower than expected general and administrative expenses.

Net Cruise Costs per APCD increased 6.7% versus guidance of an increase of 7% to 8%. Excluding fuel, Net Cruise Costs per APCD increased 2.0%, versus guidance of an increase of 3% to 4%. This was driven primarily by lower general and administrative expenses

Cost Savings Program

The company also announced a significant cost savings initiative that is expected to reduce spending by approximately $125 million annually. “Too much of our profitability is being eroded by the increase in fuel prices. This is unacceptable and we are evaluating everything we do to find ways to do it more efficiently and effectively,” said Richard D. Fain, Chairman and Chief Executive Officer. “While our brands continue to attract premium prices even in this difficult environment, it is imperative that we find ways to reduce our costs.”

As part of the restructuring, the company announced it is eliminating approximately 400 shore-side positions. In addition, the company announced it had discontinued some non-core operations, including The Scholar Ship, an educational partnership aimed at college students studying aboard cruise ships. The company expects to incur charges related to this restructuring of approximately $15 million, or $0.07 per share, in the third quarter 2008.

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“This is a difficult period for virtually all businesses, but we are determined to improve our operating results through tight cost controls, while preserving our outstanding guest experience and continuing to strongly support our travel agent partners. We will also continue to make measured strategic investments, especially in growing the international operations of our business,” Fain continued.

In 2009, based on the targeted reductions, selling, general and administrative expenses per APCD are expected to be around the levels that the company incurred in 2004, and Net Cruise Costs excluding fuel, per APCD to be similar to 2007 levels.

“Over the last few years, we have made significant investments to seed our growth in many strategic markets,” said Brian J. Rice, Executive Vice President and Chief Financial Officer. “These costs are now being absorbed by capacity and revenue growth in the emerging markets around the world. In addition, our scale and exceptional brand positioning in North America are enabling us to drive further efficiencies.”

Revenue Environment

Despite the worsening economic environment, the company continues to enjoy healthy demand for its products and its revenue expectations have not changed materially. The company’s Net Yields improved by 1.0% in the second quarter 2008. This was lower than the 2% forecast, mainly due to lower yield performance by Pullmantur Cruises, as a result of weaker demand in Spain and a grounding incident involving the Sky Wonder.

The company’s other brands saw Net Yield improvement of approximately 2%, consistent with previous guidance. Close-in demand, booked within 90 days of sailing, continued to show strength and provided year-over-year pricing premiums. Forward bookings for 2009 are strong, with higher load factors and higher prices in the first quarter and for the full year compared to the same time a year ago.

The company expects Net Yields to increase in a range around 2% for the third quarter 2008; to increase 4% to 5% for the fourth quarter 2008; and to increase 3% to 4% for the full year 2008.

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“Although pressure on the consumer persists and there is much uncertainty in the market, demand for our cruises and onboard spending continues to be resilient,” said Rice. “Our yields should improve in all four quarters this year.”

Outlook

The company expects third quarter 2008 earnings per share, including the restructuring charges, to be $1.65 to $1.70, and to be $2.55 to $2.65 for the full year 2008. This forecast is virtually unchanged from that provided at the beginning of the year and at the end of the first quarter, except for the direct increase in fuel costs.

Mr. Fain commented that, “We continue to watch with concern both the high oil price and the weakening economy. While we can’t solve high oil prices, we are gratified that, except for the oil price, our business continues to do as well or better than expected despite the economy. One might have assumed that we would have been impacted by both, but the fact that our business continues to overcome these economic pressures says volumes about its resilience. We believe this is due to several factors, including the strength of our brands, the success of our newest ships, the value of cruising to the consumer and our growing penetration of new global markets.”

The company provided the following estimates for the third quarter and full year 2008, as compared to the third quarter and full year of 2007, respectively:

Third Quarter 2008	Full Year 2008
Earnings per share	$1.65 - $1.70	$2.55 - $2.65
Capacity	3.9%	5.0%
Net Yields	approx. 2%	3% - 4%
Net Cruise Costs per APCD	approx. 10%	6% - 7%

Net Cruise Costs per APCD,

excluding fuel	1% - 2%	approx. 1%
Depreciation & Amortization	$138 - $143 million	$530 - $540 million
Interest Expense	$83 - $88 million	$330 - $340 million

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Included in projected third quarter 2008 Net Cruise Costs are the estimated restructuring charges of $15 million, or $0.07 per share. For the full year 2008, the company expects other income (expense) to be comparable to last year including an $18 million gain from the settlement of a pending lawsuit in the third quarter 2008.

The company does not forecast fuel prices and its cost guidance is based on current at-the-pump prices net of any hedge impacts. Based on current fuel prices, the company has included $772 million in fuel expenses in its full year 2008 guidance. This figure is $86 million, or $0.40 per share, higher than at the time of its previous earnings guidance. Assuming the company’s fuel costs correlate with movement in the price of WTI, a $10 change in WTI per barrel, would equate to an $11 million change in the company’s fuel expense for the third quarter and a $20 million change for the full year.

	Third Quarter 2008	Full Year 2008
Consumption (metric tons in thousands)	312	1,220
Fuel Expenses	$224 million	$772 million
Percent Hedged (forward consumption)	44%	50%
Impact of $10 Change in WTI Price per Barrel	$11 million	$20 million

The company also estimated that at current oil prices, its fuel expense for 2009 would be approximately $890 million net of existing hedges and that a $10 change in the WTI price would change the expense by $59 million or $0.28 per share.

Based on current ship orders, projected capital expenditures for 2008, 2009, 2010, 2011, and 2012, are estimated to be $1.9 billion, $2.0 billion, $2.2 billion, $1.0 billion, and $1.0 billion, respectively. Projected capacity increases for the same five years are estimated at 5.0%, 6.8%, 12.1%, 7.2%, and 3.0%, respectively.

“Obviously, justifying new ship orders is becoming more and more difficult with a soft economy, weak dollar, and continuing escalation of steel and oil prices,” Fain commented. “We are fortunate to already have an enviable portfolio of new ships on order which enables us to continue growing our business outside of North America. We are very confident the

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vessels we will take delivery of in the next few years will provide price premiums, operating efficiencies and rewarding returns, even at today’s high fuel prices.”

As of June 30, 2008, liquidity was $1.3 billion, including $0.4 billion in cash and cash equivalents, and $0.9 billion in available credit on the company’s unsecured revolving credit facility.

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time tomorrow, Tuesday, July 22, to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the significant uncertainty in projecting the costs deducted to arrive at this measure.

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Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur Cruises, Azamara Cruises and CDF Croisieres de France. The company has a combined total of 37 ships in service and seven under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com , www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com .

Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax and environmental laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com .

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)
	Quarter Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Passenger ticket revenues	$1,140,077	$1,066,991	$2,177,980	$1,937,407
Onboard and other revenues	443,697	414,334	834,879	767,044
Total revenues	1,583,774	1,481,325	3,012,859	2,704,451
Cruise operating expenses
Commissions, transportation and other	284,735	268,630	542,675	488,315
Onboard and other	117,315	102,169	195,835	168,573
Payroll and related	163,343	142,300	317,582	279,580
Food	82,096	75,797	165,098	148,982
Fuel	174,299	126,081	332,533	243,415
Other operating	269,211	250,552	499,462	478,005
Total cruise operating expenses	1,090,999	965,529	2,053,185	1,806,870
Marketing, selling and administrative expenses	196,548	193,195	401,489	379,379
Depreciation and amortization expenses	127,277	121,718	251,667	237,676
Operating Income	168,950	200,883	306,518	280,526

Other income (expense)
Interest income	3,015	6,451	5,523	10,951
Interest expense, net of interest capitalized	(81,086)	(85,516)	(159,034)	(165,996)
Other income (expense)	(6,130)	6,927	7,349	12,089
	(84,201)	(72,138)	(146,162)	(142,956)
Net Income	$84,749	$128,745	$160,356	$137,570

Earnings Per Share:
Basic	$0.40	$0.61	$0.75	$0.65
Diluted	$0.40	$0.60	$0.75	$0.64

Weighted-Average Shares Outstanding:
Basic	213,482	212,633	213,404	212,478
Diluted	214,280	214,157	214,398	214,101

STATISTICS

	Quarter Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Occupancy	104.0%	106.0%	104.2%	104.9%

Passenger Cruise Days	6,619,144	6,403,995	13,232,069	12,433,982

APCD	6,362,851	6,041,961	12,694,950	11,858,007

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ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	As of
	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$387,158	$230,784
Trade and other receivables, net	250,557	313,640
Inventories	118,343	96,813
Prepaid expenses and other assets	187,453	137,662
Derivative financial instruments	300,308	213,892
Total current assets	1,243,819	992,791

Property and equipment, net	13,244,859	12,253,784
Goodwill	844,162	797,791
Other assets	1,128,196	937,915
	$16,461,036	$14,982,281

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$430,754	$351,725
Accounts payable	255,487	222,895
Accrued expenses and other liabilities	489,738	533,674
Customer deposits	1,442,338	1,084,359
Hedge firm commitments	164,422	146,642
Total current liabilities	2,782,739	2,339,295
Long-term debt	5,941,206	5,346,547
Other long-term liabilities	689,785	539,096

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($.01 par value; 500,000,000 shares authorized;
223,817,723 and 223,509,136 shares issued, June 30, 2008 and December 31, 2007, respectively)	2,238	2,235
Paid-in capital	2,942,910	2,942,935
Retained earnings	4,211,195	4,114,877
Accumulated other comprehensive income (loss)	315,043	120,955
Treasury stock (11,056,529 and 11,026,271 common shares at cost, June 30, 2008 and December 31, 2007, respectively)	(424,080)	(423,659)
Total shareholders' equity	7,047,306	6,757,343
	$16,461,036	$14,982,281

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ROYAL CARIBBEAN CRUISES LTD. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited, in thousands)
	Six Months Ended June 30,
	2008	2007
Operating Activities
Net income	$160,356	$137,570
Adjustments:
Depreciation and amortization	251,667	237,676
Changes in operating assets and liabilities:
Decrease (increase) in trade and other receivables, net	68,149	(25,930)
Increase in inventories	(20,341)	(10,158)
Increase in prepaid expenses and other assets	(47,747)	(112,080)
Increase in accounts payable	26,604	7,559
(Decrease) increase in accrued expenses and other liabilities	(47,122)	76,041
Increase in customer deposits	354,894	513,490
Other, net	(17,008)	(1,022)
Net cash provided by operating activities	$729,452	$823,146

Investing Activities
Purchases of property and equipment	(1,313,168)	(1,075,814)
Cash received on settlement of derivative financial instruments	253,872	45,056
Other, net	(28,515)	(10,108)
Net cash used in investing activities	(1,087,811)	(1,040,866)

Financing Activities
Debt proceeds	1,098,105	1,897,780
Debt issuance costs	(12,006)	(10,048)
Repayments of debt	(511,634)	(1,514,686)
Dividends Paid	(64,038)	(66,339)
Proceeds from exercise of common stock options	3,372	16,427
Other, net	495	2,593
Net cash provided by financing activities	514,294	325,727

Effect of exchange rate changes on cash	439	(162)

Net increase in cash and cash equivalents	156,374	107,845
Cash and cash equivalents at beginning of period	230,784	104,520
Cash and cash equivalents at end of period	$387,158	$212,365

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$172,448	$137,499

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ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Passenger ticket revenues	$1,140,077	$1,066,991	$2,177,980	$1,937,407
Onboard and other revenues	443,697	414,334	834,879	767,044
Total revenues	1,583,774	1,481,325	3,012,859	2,704,451
Less:
Commissions, transportation and other	284,735	268,630	542,675	488,315
Onboard and other	117,315	102,169	195,835	168,573
Net revenues	$1,181,724	$1,110,526	$2,274,349	$2,047,563

APCD	6,362,851	6,041,961	12,694,950	11,858,007
Gross Yields	$248.91	$245.17	$237.33	$228.07
Net Yields	$185.72	$183.80	$179.15	$172.67

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per APCD):

	Quarter Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

Total cruise operating expenses	$1,090,999	$965,529	$2,053,185	$1,806,870
Marketing, selling and administrative expenses	196,548	193,195	401,489	379,379
Gross Cruise Costs	1,287,547	1,158,724	2,454,674	2,186,249
Less:
Commissions, transportation and other	284,735	268,630	542,675	488,315
Onboard and other	117,315	102,169	195,835	168,573
Net Cruise Costs	$885,497	$787,925	$1,716,164	$1,529,361

APCD	6,362,851	6,041,961	12,694,950	11,858,007
Gross Cruise Costs per APCD	$202.35	$191.78	$193.36	$184.37
Net Cruise Costs per APCD	$139.17	$130.41	$135.18	$128.97

Net Debt-to-Capital was calculated as follows (in thousands):
	As of
	June 30, 2008	December 31, 2007

Long-term debt, net of current portion	$5,941,206	$5,346,547
Current portion of long-term debt	430,754	351,725
Total debt	6,371,960	5,698,272
Less: Cash and cash equivalents	387,158	230,784
Net Debt	$5,984,802	$5,467,488

Total shareholders' equity	$7,047,306	$6,757,343
Total debt	6,371,960	5,698,272
Total debt and shareholders' equity	13,419,266	12,455,615
Debt-to-Capital	47.5%	45.7%
Net Debt	5,984,802	5,467,488
Net Debt and shareholders' equity	$13,032,108	$12,224,831
Net Debt-to-Capital	45.9%	44.7%

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